OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF
COMMON STOCK
AND
SERIES A CONVERTIBLE PREFERRED STOCK
OF
EXEGENICS INC.
AT
$0.40 NET PER SHARE
BY
FOUNDATION GROWTH INVESTMENTS, LLC
AND
EI ACQUISITION INC.,
A WHOLLY-OWNED SUBSIDIARY OF
FOUNDATION GROWTH INVESTMENTS LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 25, 2003, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:	May 29, 2003

        We are writing to you in our role as dealer manager in connection with the offer by EI Acquisition Inc., a Delaware corporation ("Purchaser"), to purchase all outstanding shares of Common Stock, par value $0.01 per share, and Series A Convertible Preferred Stock, par value $0.01 per share (collectively, the "Shares"), of eXegenics Inc., a Delaware corporation (the "Company"), at a price of $0.40 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 29, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to EquiServe Trust Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined under "THE OFFER—Procedure for Tendering Shares" of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth under "THE OFFER—Procedure for Tendering Shares" of the Offer to Purchase.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that represents a majority of the then outstanding Shares (the "Minimum Condition"). The Offer is also subject to the other terms and conditions set forth in the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

        Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

        1.     The Offer to Purchase, dated May 29, 2003.

        2.     The Letter of Transmittal to tender Shares for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3.     The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if the guaranteed delivery procedures set forth under "The Offer—Procedure for Tendering Shares" of the Offer to Purchase are to be followed.

        4.     A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

        5.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6.     A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 25, 2003, UNLESS THE OFFER IS EXTENDED.

        Please note the following:

        1.     The tender price is $0.40 per share of common stock and $0.40 per share of preferred stock, in each case net to the seller in cash, without interest.

        2.     The Offer is being made for any and all of the outstanding Shares, subject to the conditions set forth in the Offer to Purchase.

        3.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" of the Letter of Transmittal.

        4.     Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth under "The Offer—Procedure for Tendering Shares" of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

        In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer—Procedure for Tendering Shares" of the Offer to Purchase.

        None of Purchaser or any officer, director, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Morrow & Co., Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

        Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

Very truly yours,
WILLIAM BLAIR & COMPANY, LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.